Aston Funds

EXHIBIT TO ITEM 77I
Terms of New or Amended Securities

ASTON/TAMRO Diversified Equity Fund - Class I

The ASTON/TAMRO Diversified Equity Fund has issued Class
I shares of beneficial interest. Each share of the Class
I shares of beneficial interest has the preferences, conversion and other rights, voting powers, restrictions, qualifications, and terms and conditions of redemption that are set forth in the Trust Instrument and Multiple
Class Plan pursuant to Rule 18f-3 for the Aston Funds.

A description of Class I shares of the ASTON/TAMRO
Diversified Equity Fund is incorporated by reference to the Post-Effective Amendment No.139 to the Registration
Statement as filed with the SEC via EDGAR on February 29, 2012 (Accession No. 0001193125-12-086053).


ASTON/Silvercrest Small Cap Fund - Class I and Class N

The officers of the Trust are authorized and directed to issue and sell shares of beneficial interest of ASTON/Silvercrest Small Cap Fund - Class I and Class N, to the public. Each share of the Class I shares of beneficial interest has the preferences, conversion and other rights, voting powers, restrictions, qualifications, and terms and conditions of redemption that are set forth in the Trust Instrument and Multiple
Class Plan pursuant to Rule 18f-3 for the Aston Funds.

A description of Class I and Class N shares of the ASTON/Silvercrest Small Cap Fund is incorporated by reference to the Post-Effective Amendment No. 136 to the Registration Statement as filed with the SEC via EDGAR on December 21, 2011 (Accession No. 0001193125-11-348557).